Exhibit 99.1

Company Contact:	Investor Contact:	Media Contacts:
Kirk Patterson	Beverly Twing	Katie Olivier
Senior Vice President and CFO	Shelton Group - Investor Relations	Shelton Group - Public Relations
Entorian Technologies Inc.	For Entorian Technologies Inc.	For Entorian Technologies Inc.
(512) 454-9531	(972) 385-0286	(972) 239-5119 x128
investors@entorian.com	investors@staktek.com	media@staktek.com

Entorian Technologies Names Martin J. Garvin to its Board of Directors

Former Dell Executive Brings More Than 30 Years Experience to Entorian’s Board

AUSTIN – July 10, 2008 – Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of advanced module and system-level products for demanding high-reliability and high-performance markets, today announced that it has named Martin J. Garvin, retired chief procurement officer and senior vice president for Dell, Inc. (NASDAQ: DELL), to its board of directors.

Garvin’s successful career spans nearly 30 years. He brings a wealth of experience in the management of high-technology companies, as well as expertise in global leadership, strategic and tactical planning, procurement, negotiation, forecasting, market analysis, regulation and international development. He will be added to Entorian Technologies’ board as an independent director and will serve on the Audit Committee.

“I am pleased to join Entorian Technologies’ board of directors at such an exciting time in the company’s evolution,” Garvin said. “I look forward to helping to drive the expansion and growth of the company.”

Garvin spent 11 years at Dell, where he most recently served as chief procurement officer and senior vice president and was responsible for the strategic leadership and management of the Dell Global Supply Chain. Other previously held positions throughout his career included: vice president of operations and customer service at NetEdge Systems, vice president of global materials at Logitech, as well as director of Americas operations and European procurement director at Sun Microsystems. Garvin began his career at Hewlett Packard in the late 1970s.

“We are honored to have Martin join our board of directors,” said Wayne Lieberman, director and CEO of Entorian Technologies. “We are confident his experience and proven track record in providing superior strategic planning and business analysis for technology companies will benefit Entorian,” concluded Mr. Lieberman.

The appointment of Garvin as an independent director to serve on the company’s Audit Committee brings Entorian Technologies into compliance with NASDAQ Marketplace Rule 4350, which requires public companies listed on the NASDAQ National Market System to have three independent directors serving on this committee.

About Entorian Technologies

Entorian Technologies Inc. is a Entorian Technologies Inc. (NASDAQ: ENTN), a leading provider of advanced module and system-level products for demanding high-reliability and high-performance markets. With an IP portfolio of more than 200 patents and pending patent applications, the company offers high-speed, high-capacity solutions, as well as technology licensing. Headquartered in Austin, Texas, Entorian operates an ISO-certified manufacturing facility in Reynosa, Mexico. For more information, go to http://www.entorian.com.

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Entorian is a trademark of Staktek Group LP.